United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

                      January 28, 2020 (January 23, 2020)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

           New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
8.5% Senior Notes due 2023	INSW - PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2020, International Seaways, Inc. (“INSW” or the “Company”), International Seaways Operating Corporation (the “Borrower”) and certain of their subsidiaries entered into a credit agreement (the “Credit Agreement”) comprising $390 million of secured debt facilities (the “Facilities”) with Nordea Bank Abp, New York Branch (“Nordea”), ABN AMRO Capital USA LLC (“ABN”), Crédit Agricole Corporate & Investment Bank, DNB Capital LLC and Skandinaviska Enskilda Banken AB (PUBL), or their respective affilates, as mandated lead arrangers and bookrunners, and BNP Paribas and Danish Ship Finance A/S, as lead arrangers. Nordea is acting as administrative agent, collateral agent and security trustee under the Credit Agreement, and ABN is acting as sustainability coordinator.

The facilities consist of (i) a 5-year senior secured term loan facility in an aggregate principal amount of $300 million (the “Core Term Loan Facility”); (ii) a 5-year revolving credit facility in an aggregate principal amount of $40 million (the “Core Revolving Facility”); and (iii) a senior secured term loan credit facility with a maturity date of June 30, 2022 in an aggregate principal amount of $50 million (the “Transition Facility”). The Core Term Loan Facility contains an uncommitted accordion feature whereby, for a period of up to 18 months following the closing date, the amount of the loan thereunder may be increased up to an additional incremental $100 million for the acquisition of Additional Vessels, subject to certain conditions.

The Core Term Loan Facility and the Core Revolving Facility are secured by a first lien on 14 of the Company’s vessels built in 2009 or later (the “Core Collateral Vessels”), along with their earnings, insurances and certain other assets, while the Transition Facility is secured by a first lien on 12 of the Company’s vessels built in 2006 or earlier (the “Transition Collateral Vessels”), along with their earnings, insurances and certain other assets. In addition, both facilities are secured by liens on the collateral relating to the other facilities, as well as certain additional assets of the Borrower.

On January 28, 2020, the available amount under the Core Term Loan Facility and the Transition Facility was drawn in full, and $20 million of the $40 million available under the Core Revolving Facility was also drawn. Those proceeds, together with available cash, were used (i) to repay the $331 million outstanding principal balance under the Jefferies Facilities (defined below in Item 1.02), (ii) to repay the $23 million outstanding principal balance under the ABN Facility (defined below in Item 1.02), (iii) to repurchase the $28 million outstanding principal amount of the Company’s 10.75% subordinated notes due 2023 issued pursuant to an indenture dated June 13, 2018 with GLAS Trust Company LLC, as trustee, as amended, and (iv) to pay certain expenses related to the refinancing, including certain structuring and arrangement fees, commitment, legal and administrative fees.

Interest on the Core Term Loan Facility and the Core Revolving Facility (together, the “Core Facilities”) is calculated based upon LIBOR plus the Applicable Core Margin (each as defined in the Credit Agreement). The Applicable Core Margin is currently 2.60%, but will be adjusted down or up by 0.20% based on the Company’s total leverage ratio, with a leverage ratio of less than 4.0:1 reducing the Applicable Core Margin to 2.40% and a leverage ratio of 6.0:1 or greater increasing the Applicable Core Margin to 2.80%. The Company currently anticipates that the margin on those facilities will be decreased by 0.20% starting during the third quarter of 2020. Borrowings under the Transition Facility bear interest at LIBOR plus 3.50% (subject to increase to 4.00% after 18 months if 40% or more of the Transition Facility remains outstanding).

The Core Facilities also include a sustainability-linked pricing mechanism. The adjustment in pricing will be linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s 50% industry reduction target in GHG emissions by 2050. This key performance indicator is to be calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios relative to established de-carbonization trajectories. The Company will be required to deliver a sustainability certificate commencing with the year ending December 31, 2021; if the fleet sustainability score in respect of the relevant year is lower than the fleet sustainability score for the prior year, the Applicable Core Margin will be decreased by 0.025% per annum, while if the score is higher than that of the previous year, the Applicable Core Margin will be increased by that same amount (but in no case will any such adjustment result in the Applicable Core Margin being increased or decreased from the otherwise-applicable Applicable Core Margin by more than 0.025% per annum in the aggregate).

The Core Term Loan Facility amortizes in 19 quarterly installments of approximately $9.5 million commencing June 30, 2020 and matures on January 23, 2025, with a balloon payment of approximately $120 million due at maturity. The Core Revolving Facility also matures on January 23, 2025. The Transition Facility amortizes in 10 quarterly installments of $5 million commencing March 31, 2020 and matures on June 30, 2022. The maturity dates for the Facilities are subject to acceleration upon the occurrence of certain events (as described in the Credit Agreement).

The Facilities contain customary representations, warranties, restrictions and covenants applicable to the Company, the Borrower and the subsidiary guarantors (and in certain cases, other subsidiaries), including financial covenants that require the Company (i) to maintain a minimum liquidity level of the greater of $50 million and 5% of the Company’s Consolidated Indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ Maximum Leverage Ratio will not exceed 0.60 to 1.00 at any time; (iii) to ensure that Current Assets exceeds Current Liabilities (which is defined to exclude the current potion of Consolidated Indebtedness); (iv) to ensure the aggregate Fair Market Value of the Core Collateral Vessels will not be less than 135% of the aggregate outstanding principal amount of the Core Term Loans and Revolving Loans and the aggregate Fair Market Value of the Transition Collateral Vessels will not be less than 175% of the aggregate outstanding principal amount of the Transition Term Loans, respectively; and (v) to ensure the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense will not be lower than (A) 2.25:1.00, for the period commencing on January 28, 2020 and ending on June 30, 2020 and (B) 2.50:1.00 at all times thereafter. Capitalized terms used in this paragraph and elsewhere not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On January 28, 2020, the following events took place:

•	the previously disclosed secured term loan and revolver facilities, dated as of June 22, 2017 (as amended from time to time, the “Jefferies Facilities”), among INSW, OIN Delaware LLC (the sole member of which is INSW), certain INSW subsidiaries, Jefferies Finance LLC, as administrative agent, and other lenders party thereto, were terminated in accordance with their terms;

•	the previously disclosed senior secured credit agreement dated as of June 7, 2018 (as amended from time to time, the “ABN Facility”) among INSW, Seaways Shipping Corporation, certain other INSW subsidiaries and ABN, was terminated in accordance with its terms; and

•	the Company’s outstanding 10.75% subordinated notes due 2023 issued pursuant to an indenture dated June 13, 2018 with GLAS Trust Company LLC, as trustee (as amended, the “Indenture”), were repurchased and canceled, and the Indenture was discharged in accordance with its terms.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein. In addition, in connection with its entry into the Credit Agreement, the Company is also amending its existing interest rate hedging arrangements in respect of the Jefferies Facility to transfer such arrangement to one or more lenders and to decrease the notional hedged amount to an amount of $250 million and extend the term of such hedging arrangement to coincide with the maturity of the Core Term Loan Facility.

Item 7.01	Regulation FD Disclosure

On January 28, 2020, the Company issued a press release announcing the entry into the Credit Agreement and the other transactions described in Items 1.01 and 1.02 above, a copy of which is attached hereto as Exhibit 99. The information contained in Exhibit 99 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Pursuant to General Instruction B.2 of Form 8-K, the following exhibit is furnished with this Form 8-K.

Exhibit No.	Description

99	Press Release dated January 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: January 28, 2020	By	/s/ James D Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated January 28, 2020.